UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2026

IO Biotech, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41008	87-0909276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ole Maaløes Vej 3

DK-2200 Copenhagen N

Denmark

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: +45 7070 2980

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IOBT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.03	Bankruptcy or Receivership.

On March 31, 2026, after considering all strategic alternatives, IO Biotech, Inc. (the “Company”) ceased operations and filed a voluntary petition for relief (the “Petition”) under the provisions of Chapter 7 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

As a result of the Petition, a Chapter 7 trustee will be appointed by the Bankruptcy Court and will assume control over the assets and liabilities of the Company, effectively eliminating the authority and powers of the Board of Directors of the Company and its officers to act on its behalf. The assets of the Company will be liquidated and claims paid in accordance with the priorities specified in the Bankruptcy Code. It is unlikely that holders of the Company’s common stock will receive any payment or other distribution on account of those shares following the bankruptcy proceedings.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The appointment of the Chapter 7 trustee as described in Item 1.03 of this Current Report on Form 8-K triggers an event of default under the finance contract between the Company’ subsidiary IO Biotech ApS and the European Investment Bank (“EIB”) and provides EIB the right to terminate the finance contract and demand from the Company and IO Biotech ApS immediate repayment of the €22.5 million drawn under the finance contract together with accrued interest, prepayment fees and certain costs and expenses. Any actions by EIB based on this event of default, however, may be stayed pursuant to the Bankruptcy Code.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors

Concurrently with the Petition, on March 31, 2026, each member of the Company’s board of directors, Peter Hirth, Helen Collins, Christian Elling, Kathleen Glaub, Heidi Hunter and David Smith, resigned from the Board of Directors of the Company and all of its committees. Each of the directors resigned because of the Company’s filing of the Petition, which effectively eliminated the powers of the Company’s Board of Directors. The resignations were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Following the resignations, the Company has no members serving on its Board of Directors.

Departure of Officers

Concurrently with the Petition, on March 31, 2026, the Company terminated all employees and officers without cause, including Mai-Britt Zocca, Chief Executive Officer, and Amy Sullivan, Chief Financial Officer and Chief Accounting Officer. These terminations were due to the filing of the Petition, which effectively eliminated the powers and roles of these officers.

Item 8.01	Other Events.

The audit of the Company’s financial statements for its fiscal year ended December 31, 2025 by the Company’s independent registered public accounting firm was not completed, and the Company will no longer have the capability to prepare or file with the Securities and Exchange Commission the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 or any other periodic reports.

Cautionary Note Regarding Trading in the Company’s Securities

The Company cautions that trading in its common stock after the filing of the Petition is highly speculative and poses substantial risk of loss. It is unlikely that holders of the Company’s common stock will receive any payment or other distribution on account of those shares from the bankruptcy proceedings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IO Biotech, Inc.

Date: March 31, 2026	By:	/s/ Mai-Britt Zocca
Mai-Britt Zocca, Ph.D.
Chief Executive Officer